Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION REPORTS
THIRD QUARTER 2007 RESULTS
Irvine, California — October 30, 2007 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its third quarter ended September 29, 2007, and provided guidance regarding its expected financial performance in the fourth quarter and full year 2007.
     All statements in this press release refer to continuing operations.
     Sales in the third quarter of 2007 totaled $109.0 million, a decrease of approximately 5% compared with the $114.3 million recorded in the third quarter of 2006. New orders received in the third quarter of 2007 totaled $117.0 million, which was approximately equal to the $116.9 million recorded in the third quarter of 2006. Sales in the first nine months of 2007 totaled $327.2 million, a decrease of approximately 1% compared with the $329.8 million recorded in the first nine months of 2006. New orders received in the first nine months of 2007 totaled $339.2 million, a decrease of approximately 2% compared with the $345.9 million recorded in the first nine months of 2006.
     Newport reported income from continuing operations in the third quarter of 2007 of $5.5 million, or $0.15 per diluted share, compared with $10.5 million, or $0.25 per diluted share, in the third quarter of 2006. Newport reported income from continuing operations in the first nine months of 2007 of $18.8 million, or $0.47 per diluted share, compared with $26.1 million, or $0.62 per diluted share, in the first nine months of 2006.

     The company’s sales and orders by end market for the third quarter and first nine months of 2007 and 2006 were as follows:

(In thousands, except percentages)	Three Months Ended		Nine Months Ended
	Q3 ’07	Q3 ’06	Q3 ’07	Q3 ’06
Sales by End Market
Scientific research, aerospace and defense/security	$40,778	$40,543	$118,248	$116,126
Microelectronics	30,399	39,266	97,952	111,287
Life and health sciences	18,914	19,201	56,757	54,349
Industrial and other	18,910	15,265	54,212	48,068

Total	$109,001	$114,275	$327,169	$329,830

As a percentage of net sales:
Scientific research, aerospace and defense/security	37.4	35.5	36.1	35.2
Microelectronics	27.9	34.4	30.0	33.7
Life and health sciences	17.4	16.8	17.3	16.5
Industrial and other	17.3	13.3	16.6	14.6

Total	100.0	100.0	100.0	100.0

Orders by End Market
Scientific research, aerospace and defense/security	$39,505	$43,444	$119,797	$121,917
Microelectronics	41,356	36,031	106,088	119,333
Life and health sciences	18,465	18,402	60,770	51,994
Industrial and other	17,669	19,055	52,574	52,656

Total	$116,995	$116,932	$339,229	$345,900

As a percentage of total orders:
Scientific research, aerospace and defense/security	33.8	37.2	35.3	35.2
Microelectronics	35.3	30.8	31.3	34.5
Life and health sciences	15.8	15.7	17.9	15.0
Industrial and other	15.1	16.3	15.5	15.3

Total	100.0	100.0	100.0	100.0

     The company noted that year-to-date sales to each of its markets except for microelectronics exceeded the prior year levels. Sales to microelectronics customers for the third quarter and first nine months of 2007 were below the comparable periods of 2006 by 23% and 12%, respectively, due primarily to the cyclical downturn in the semiconductor equipment industry.
     The company also highlighted that, while the cyclical downturn in the semiconductor equipment industry has negatively impacted its microelectronics sales and orders throughout 2007, overall orders from customers in this market were strong in the third quarter due to a $7.2 million order for a new generation of laser-based disk texturing systems and to increased orders from customers for photovoltaic applications.
     The company’s gross profit for the third quarter of 2007 was $43.6 million, or 40.0% of net sales, compared with $51.1 million, or 44.7% of net sales, for the third quarter of 2006. The company’s gross profit for the first nine months of 2007 was $139.3 million, or 42.6% of net sales, compared with $144.3 million, or 43.7% of net sales, for the first nine months of 2006. The decreases in the gross margins for the third quarter and first nine months of 2007 were due primarily to lower margins in the company’s Lasers Division, which were negatively impacted by greater under-absorption of factory overhead due to the relatively low sales level throughout 2007, increased warranty, scrap and yield costs and increases in inventory reserves. The company’s gross profit in the third quarter and first nine months of 2006 was positively impacted by approximately $1.8 million of licensing revenue and gross profit received in the third quarter of 2006 in connection with the licensing of certain non-core patents, which did not recur in the current year periods.
     Selling, general and administrative (SG&A) expenses for the third quarter of 2007 were $28.7 million, or 26.4% of net sales, compared with $29.4 million, or 25.7% of net sales, in the third quarter of 2006. The decrease in absolute dollars in the current period was due primarily to approximately $2.4 million less expense relating to grants of performance-based restricted stock units made under the company’s equity compensation plan. In September 2007, the company determined that the restricted stock units tied to 2007 performance targets will not vest because such performance targets will not be met, and therefore reversed the expenses previously accrued for such grants. This decrease in SG&A expenses was offset in part by severance expenses and by consulting and depreciation expense related to the company’s SAP implementation program. SG&A expenses for the first nine months of 2007 totaled $87.5 million, or 26.8% of net sales, compared with $84.5 million, or 25.6% of net sales, in the first nine months of 2006. This increase was due primarily to the severance expenses and consulting and depreciation expense related to the company’s SAP implementation program. In addition, SG&A expense for the 2006 periods was reduced by the realization of a gain of approximately $1.4 million resulting from the sale of certain non-core patents, which did not recur in the current year periods.
     Research and development (R&D) expenses for the third quarter of 2007 were $9.7 million, or 8.9% of net sales, compared with $10.7 million, or 9.4% of net sales, in the third quarter of 2006. R&D expenses for the first nine months of 2007 totaled $31.2 million, or 9.5% of net sales, compared with $30.9 million, or 9.4% of net sales, in the comparable period of 2006. The company noted that, despite the reduction in R&D expense in the third quarter of 2007 compared with the prior year period, R&D expenses for the year-to-date remain within the company’s target range of 9% to 10% of net sales as Newport continues to invest in next-generation product development.
     Interest and other income, net, totaled $0.1 million in the third quarter of 2007, compared with interest and other expense, net totaling $0.3 million in the third quarter of 2006.

     For the first nine months of 2007, the company’s effective tax rate was approximately 10.2%. The company’s income tax provision in this period was comprised mainly of foreign and minimum required state taxes, as the company’s tax valuation reserve offset its federal income tax expense. In the third quarter of 2007, the company determined that its expected tax rate for the full year was lower than previously forecasted due to a higher proportion of its earnings being generated in the U.S., where federal taxes are offset by the valuation reserve, than in foreign countries, and accordingly reduced its accrual for income taxes, resulting in a net income tax benefit in the third quarter of 2007 of $0.3 million.
     The company’s cash, cash equivalents and marketable securities at the end of the third quarter of 2007 totaled approximately $139.7 million. During the third quarter of 2007, as part of its previously announced repurchase plan, the company repurchased approximately 1.5 million shares of its outstanding stock for approximately $19.6 million. Despite the $19.6 million paid for such share repurchases, due to cash generated from operations the company’s balance of cash, cash equivalents and marketable securities declined by only $9.3 million during the third quarter. The company noted that during the first three quarters of 2007 it has repurchased a total of approximately 5.0 million shares of its outstanding stock for approximately $82 million.
     Robert J. Phillippy, president and chief executive officer stated, “While our Photonics and Precision Technologies Division continues to perform well, our near-term focus is on improving the operating and financial performance of our Spectra-Physics Lasers Division. While this business has a long history of innovation and deep technical expertise, process and execution issues are compromising our ability to perform to our full potential. We have taken and are taking a number of actions to address this situation, including changes in our Lasers Division leadership team, implementation of more rigorous business processes, and intense focus on a few specific yield and warranty related issues. We have already seen encouraging early results from these actions, and we are confident that the Lasers Division’s financial results will improve significantly over the next twelve months.”
FOURTH QUARTER AND FULL YEAR 2007 BUSINESS OUTLOOK
     The following statements reflect the current expectations of the company’s management based on available information and refer to expected results from continuing operations. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

     The company expects sales in the fourth quarter of 2007 to be in the range of $110 million to $115 million. The company expects its book-to-bill ratio for the fourth quarter to be slightly higher than 1.0, thus building additional backlog for shipments in 2008.
     Gross margin for the fourth quarter of 2007 is expected to be in the range of 40% to 42%.
     SG&A expenses for the fourth quarter of 2007 are expected to be approximately equal to the $28.7 million recorded in the third quarter of 2007.
     R&D expenses for the fourth quarter of 2007 are expected to be slightly higher than the $9.7 million recorded in the third quarter of 2007, as the company continues to selectively invest in new products designed to drive future revenue.
     The company expects its income tax rate in the fourth quarter of 2007 to be approximately 10% to 12%. This amount will vary depending on the proportion of earnings generated in foreign jurisdictions, the levels of certain state minimum taxes, adjustments related to uncertain tax positions and future determinations made with respect to the realization of deferred tax assets.
     The company expects its number of diluted common shares outstanding for the fourth quarter of 2007 to be in the range of 37 to 38 million, depending on the number of stock options exercised and any share repurchases made by the company during the quarter.
     Based on the factors noted above, the company expects earnings per diluted share in the fourth quarter of 2007 to be in the range of $0.16 to $0.20.
     Based on the results expected for the fourth quarter of 2007, the company expects 2007 full year sales to be in the range of $437 million to $442 million and earnings per diluted share to be in the range of $0.64 to $0.68.
ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics manufacturing, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell Microcap Index.

INVESTOR CONFERENCE CALL
     Robert J. Phillippy, president and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, October 30, 2007, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the third quarter of 2007 and its future business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (888) 285-2044 within the U.S. and Canada or (913) 981-5542 from abroad. The webcast will be archived on both web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Tuesday, October 30, 2007, and continue through 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on Tuesday, November 6, 2007. The replay confirmation code is 4466600.
SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation the statements under the heading “Fourth Quarter and Full Year 2007 Business Outlook” regarding Newport’s expected sales, book-to-bill ratio, gross margin, operating expenses, income tax rate, number of diluted common shares, and earnings per diluted share for the fourth quarter of 2007, Newport’s expected sales and earnings per diluted share for the full year 2007 and the statements made by Robert J. Phillippy regarding the expected improvement in Lasers Division performance that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 30, 2006, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets; ability to successfully integrate businesses recently acquired; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of

Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
(In thousands, except per share data)	2007	2006	2007	2006

Net sales	$109,001	$114,275	$327,169	$329,830
Cost of sales	65,409	63,200	187,885	185,551

Gross profit	43,592	51,075	139,284	144,279

Selling, general and administrative expense	28,729	29,415	87,535	84,548
Research and development expense	9,739	10,714	31,216	30,850

Operating income	5,124	10,946	20,533	28,881

Interest and other income (expense), net	132	(347)	349	(563)

Income from continuing operations before income taxes	5,256	10,599	20,882	28,318
Income tax provision (benefit), net	(286)	111	2,126	2,251

Income from continuing operations	5,542	10,488	18,756	26,067

Loss from discontinued operations, net of income taxes	—	(201)	—	(853)

Net income	$5,542	$10,287	$18,756	$25,214

Basic income (loss) per share:
Income from continuing operations	$0.15	$0.26	$0.48	$0.64
Loss from discontinued operations	—	(0.01)	—	(0.02)

Net income	$0.15	$0.25	$0.48	$0.62

Diluted income (loss) per share:
Income from continuing operations	$0.15	$0.25	$0.47	$0.62
Loss from discontinued operations	—	—	—	(0.02)

Net income	$0.15	$0.25	$0.47	$0.60

Shares used in computation of income (loss) per share:
Basic	37,723	40,740	38,994	40,555
Diluted	38,109	41,798	39,678	41,738

Other operating data:
New orders received during the period	$116,995	$116,932	$339,229	$345,900
Backlog at end of period scheduled to ship within 12 months			$116,665	$116,842

Newport Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 29,	December 30,
(In thousands)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$90,050	$35,930
Marketable securities	49,624	49,483
Accounts receivable, net	86,862	94,325
Notes receivable, net	3,649	4,868
Inventories	112,277	94,899
Deferred income taxes	2,120	2,031
Prepaid expenses and other current assets	11,911	11,639

Total current assets	356,493	293,175

Property and equipment, net	58,885	57,400
Goodwill	174,863	175,281
Deferred income taxes	1,882	781
Intangible assets, net	47,189	50,234
Investments and other assets	21,572	16,144

	$660,884	$593,015

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$11,483	$9,481
Accounts payable	30,420	31,376
Accrued payroll and related expenses	24,947	27,443
Accrued expenses and other current liabilities	22,049	22,765
Other	482	1,302

Total current liabilities	89,381	92,367

Long-term debt	175,000	50,688
Obligations under capital leases, less current portion	1,372	1,346
Accrued pension, restructuring costs and other liabilities	17,001	13,661

Stockholders’ equity	378,130	434,953

	$660,884	$593,015

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